Exhibit 4.5A

//First Amendment
To
Unit Purchase Agreement

This First Amendment to the Unit Purchase Agreement dated as of September 24, 2012 (the “Agreement”) by and among Third Eye Capital Corporation, as Administrative Agent, the Investors Party Thereto, Lima Energy Company, as the “Company”, and USA Synthetic Fuel Corporation, as Parent (collectively the “Parties” and individually a “Party”) is dated as of October 2, 2012 and is entered into by and among each of the Parties (the “Amendment”).

Recitals

WHEREAS, the Parties desire to amend and modify the Agreement in order to clarify certain defined terms in the Agreement and Section 13.1 to clarify the intent of the Parties with respect to the Call Rights (as defined in the Agreement) of the Parent;

Agreement

NOW THEREFORE, in consideration of the premises, mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement except as amended or modified by this Amendment.

2.	Amendments.

a.	Definition of “Call Right” The definition of the term “Call Right” as set forth in the Agreement shall be amended and restated in its entirety to read as follows:

“Call Right” has the meaning given thereto in Section 13.1.”

b.	Definition of “Units” The definition of the term “Units” as set forth in the Agreement shall be amended and restated in its entirety to read as follows:

“Unit” means one Common Share issuable upon the conversion of a Note into Common Shares at the Conversion Price and one Common Share issuable upon the exercise of a Warrant in accordance with its terms, and “Units” means each and every Unit, collectively, totaling 10,312,500 Units.

c.
Definition of Warrant  The definition of the term “Warrant” as set forth in the Agreement shall be amended by adding the following language immediately after the word “Agreement” at the end of the definition:

“, and “Warrants” means any additional Warrants issued by the Parent upon the surrender of the Warrant and the transfer or other assignment of a portion of the Warrant to a third party”

d.	Section 13.1 Section 13.1 of the Agreement shall be amended and restated in its entirety to read as follows:

Section 13.1  Call Right.

“Notwithstanding any provision in Article 8, the Parent shall have the right, at any time prior to (i) a Holder of a Note exercising its right, in whole or in part, to convert the Note to Common Shares or (ii) a Holder of a Warrant exercising its right, in whole or in part, to purchase Common Shares pursuant to the terms of the Warrant (as the case may be), to purchase all Common Shares that would be issued upon a conversion of the Notes and the exercise of the Warrants comprising all of the Units from the Holder(s) for a price equal to $10.00 per Unit, subject to adjustment as set forth in Section 8.4 (the “Call Right”). The Parent shall exercise its Call Right by providing written notice to the Holder(s) not less than ten (10) days prior to the date on which the Parent desires to purchase all of the Units, which notice shall set forth the time and place for the completion of such purchase. The Parent shall pay for such Units by wire transfer of immediately available funds to the account or accounts as directed by the Holder(s). For purposes of clarity, in the event a Holder exercises its right to either (i) convert a Note to Common Shares or (ii) exercise its right to purchase Common Shares pursuant to the Warrant, in whole or in part, the Call Right shall expire.”

3.	Remaining Provisions of Agreement. The Parties agree that all remaining provisions of the Agreement shall remain in full force and effect as if entered into on the date of this Amendment.

4.
Governing Law.  This Amendment shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to Ohio law regarding choice of law. Each of the parties hereto irrevocably consents to the exclusive venue and jurisdiction of the state and federal courts located in Hamilton County, Ohio in the event of any lawsuits, claims or other disputes relating to or arising from this Amendment.

5.
Counterparts and Facsimile.  This Agreement may be executed in counterparts and by facsimile or other electronic transmission (including by electronic mail) of an authorized signature and each such counterpart shall be deemed to form part of one and the same document.

(Signature page follows herewith)

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date written above.

COMPANY:	LIMA ENERGY COMPANY

	By:	/s/ H. H. Graves
Harry H. Graves

PARENT:	USA SYNTHETIC FUEL CORPORATION

	By:	/s/ H. H. Graves
Harry H. Graves

ADMINISTRATIVE AGENT:	THIRD EYE CAPITAL CORPORATION

By:	/s/ Arif N. Bhalwani

By:	Arif N. Bhalwani
Managing Director

INVESTOR:	STRATIVE CAPITAL LTD.

	By:	/s/ Claude Church

	By:	Claude Church
President & CEO

Signature Page
First Amendment to Unit Purchase Agreement